UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2016

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On May 10, 2016, Whiting Petroleum Corporation (the “Company”) gave notice to mandatorily convert $476.3 million aggregate principal amount of outstanding convertible notes into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on May 18, 2016. Prior to such notice, holders of $0.4 million aggregate principal amount of outstanding convertible notes had voluntarily converted such notes into shares of Common Stock. As a result, the Company will have issued an aggregate of approximately 41.8 million shares of Common Stock to retire all of the $476.7 million aggregate principal amount of convertible senior notes and convertible senior subordinated notes that the Company issued in March 2016 (the “Convertible Notes”) in exchange for the same amount of senior notes and senior subordinated notes (the “Conversions”).

The following table sets forth the aggregate principal amount of each series of Convertible Notes that have been or will be converted into shares of Common Stock pursuant to the Conversions.

Convertible Notes(1)	Principal Amount
6.5% Convertible Senior Subordinated Notes due 2018	$48,712,000
5.0% Convertible Senior Notes due 2019	$96,812,000
5.75% Convertible Senior Notes due 2021	$152,477,000
6.25% Convertible Senior Notes due 2023	$178,742,000

Total	$476,743,000

(1)	The Conversions do not impact the Company’s outstanding 1.25% Convertible Senior Notes due 2020.

Pursuant to the terms of the Convertible Notes, holders of the Convertible Notes may give notice to voluntarily convert the Convertible Notes up to the close of business on May 17, 2016. If all holders of the Convertible Notes voluntarily convert the Convertible Notes, the Company will make early conversion payments to holders of the Convertible Notes totaling approximately $41.9 million, plus accrued and unpaid interest to the conversion date. Holders who do not voluntarily convert their Convertible Notes will not receive an early conversion payment or accrued and unpaid interest.

The Company issued the shares of Common Stock pursuant to the Conversions in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: May 10, 2016	By:	/s/ James J. Volker
James J. Volker
Chairman, President and
Chief Executive Officer